Exhibit 99.2

REMEC Second Quarter FY 2005 Earnings Call - September 8, 2004

CORPORATE PARTICIPANTS

Tom Waechter

REMEC, Inc. - President & CEO

Winston Hickman

REMEC, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Matt Robison

Ferris Baker & Watts - Analyst

Naveen Niacon

Contra Partners - Analyst

Mark Jordan

A.G. Edwards - Analyst

Justin Martos

Grand Partners - Analyst

Rich Valera

Needham & Company - Analyst

Wes Cummins

B. Riley & Company - Analyst

Kevin Dede

Merriman Curhan Ford & Co. - Analyst

Eric Aguire

Camelback Research Alliance - Analyst

Ted Wachel

Millennium Partners - Analyst

Oscar Wilson

Ardmore Partners - Analyst

Andrew Mathis

Mathis Capital Management - Analyst

PRESENTATION

Operator

Please stand by.

Good day, ladies and gentlemen, and welcome to the REMEC conference call. This conference is being recorded. And now, at this time for opening remarks and introductions, I would like to turn the conference over to Mr. Tom Waechter. Mr. Waechter, please go ahead, sir.

Tom Waechter - REMEC, Inc. - President & CEO

Good afternoon, and welcome to REMEC’s Q2 Fiscal Year ‘05 Earnings Call. I’m Tom Waechter, CEO of REMEC. With me today is Winston Hickman, our Chief Financial Officer. We’ll start the meeting by Winston reading our Safe Harbor Statement.

Winston Hickman - REMEC, Inc. - CFO

Some of the statements made by us in this earnings conference are forward-looking in nature, including, but not limited to, statements relating to our future revenue, product development and demand, acceptance and market share, gross margins, levels of research and development, our management’s plans and objectives for current and future operations, and other statements that are not historical fact. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words “intend,” “believe,” “will,” “may,” “could,” and so on, and similar terms. Actual results could differ materially due to a variety of factors, including the risks described in this teleconference and the documents we file from time to time with the Securities and Exchange Commission. Readers are and— Tom?

Tom Waechter - REMEC, Inc. - President & CEO

Thanks, Winston. I’d like to start the call with some opening remarks, then I’ll ask Winston to review our financials for the second quarter of our 2005 fiscal year. And then, following some final remarks, we’ll take your questions for the remainder of the time we have together today.

I am pleased to have been recently selected by the REMEC Board of Directors to lead the company forward as the CEO. As CEO of REMEC, an important part of my mission will be to continue to build on the world-class reputation that REMEC enjoys for the unrivaled quality of its products and the ability to integrate those products into a competitive solution for our customers. Key to this mission is to achieve our primary objective of sustainable operating profitability. While the business environment in the wireless industry remains challenging, we believe that we are making good progress in re-aligning our business to achieve our profitability goals. On the defense and space side of the business, the news continues to be very positive. Revenues are running at record rates, and the backlog of orders remained well beyond 12 months of sales. Net income is healthy, with a positive cash flow.

The wireless systems business is a different situation. We are competing under very severe industry conditions today. The price of a base station has decreased 25 to 30 percent year-on-year over the last three years. Added to this already difficult industry pricing situation, REMEC has, over time, burdened itself with an overly complex organization, the result of not completely integrating its past acquisition. Since the beginning of our fiscal year, we have accelerated our efforts to respond to those challenges, capitalize on our strengths, and eliminate our weaknesses. Our strengths include the performance of our commercial wireless products, our engineering designs aimed at integrating leading functionality in a cost-competitive package, and our customer-oriented responsiveness. Proof of this strength is our expanding customer base and adoption of our 2G and 3G state-of-the-art offerings.

Our weaknesses have been our lag in controlling manufacturing costs and in optimizing our supply chain at the same time that we are integrating our acquisition. In response, our Board of Directors adopted a comprehensive operational improvement plan, which, as the Chief Operating Officer until recently and now as CEO, I have had, and will continue to have, the main responsibility to implement. Let me update you on these efforts before addressing other specific operating or market conditions. The status of the ongoing improvement initiative as is follows.

Cash — the cash burn in Q2 was reduced to less than one-half of the cash burn in the previous quarter. This was achieved through effective control of inventory and capital expenditures. Inventory was reduced by 10.3m, and capital expenditures were held to 3.2m, a decrease of one-third from our first quarter spending rate of 4.8m. This was accomplished without sacrificing service to our customers or delaying important new product introductions.

Accounts receivable grew during the quarter by 1.9m. All of that increase was due to record FY ‘05 revenues during the month of July. Balances greater than 60 days actually decreased by 2.2m during the quarter, a result of stepped-up efforts by our sales and accounting teams to work with customers to improve our collection processes. We expect to see continued improvement in this area. The net result of our focus on asset management is that we have cash resources on hand to effectively operate our business going forward.

Sale of non-core businesses — we had made a commitment to reduce non-core assets that had been a drain on our profitability and our management focus. In our previous conference call, we announced the divestiture of our artificial intelligence and fixed wireless access asset, and stated that we were moving along two additional disposals that have also been contributing to our losses. We continue to make progress, with our third non-core business being sold in August. The nano-wave business sold for 3m in cash and a note. Cash proceeds from this sale will benefit us in Q3. We also signed a letter of intent for the sale of fourth— of a fourth non-core business. We expect closure of that sale by late Q3 or early Q4.

Product line organization — we announced over a quarter ago management reorganization on all product lines so that our product line leaders could better serve our customers and improve product line financial performance throughout the entire product delivery cycle. Our product line leaders have now been given much broader responsibility for developing, engineering, manufacturing and distributing our products in each of our core product lines. The new product line organization continues to gain excellent traction. This product-focused organization is at the heart of all of our improvement programs, and has enabled us to multiply and accelerate their deployment.

Reduction of headcount in high-cost areas: we had announced our intent to reduce our headcount in the high-cost areas. The restructuring plan announced in Q1 of this year has been completed. The estimated annual savings for these reductions is $24 million. A key point of the program has been to phase out our Finland-based manufacturing activities and ramp up our Chinese manufacturing base. Over the last nine months, headcount of Finland operation has been reduced by over 500 employees. This high-cost labor has been replaced in China with a much lower cost workforce. In a similar time frame, our China workforce has increased from 150 to close to 1,000 employees. We now have 35 design engineers located at our Shanghai facility. With manufacturing wages that are less than 20 percent of Finland’s, this move represents a significant savings for us, and gives us a strong platform to address Chinese market opportunities, at the same time respond to our global customer’s demand for such local Chinese presence.

Supply chain savings — we are making significant progress in our supply chain savings efforts. With the sourcing materials ramping in China, the cost of direct materials is being driven down. The cost savings in the first half of this year have exceeded $8m. This will further improve as the Chinese source material for a major OEM customer were qualified in late July. Full benefit of changing from European materials to Chinese materials for these high-volume filter products will be realized starting in September when all the European material has been used. Beyond these milestones, we are continuing to review how we can further reduce our material and logistics costs going forward.

Leading manufacturing — as Bob Shaner [sp] discussed on our previous quarterly call, we have been reviewing the ways many of our products are engineered and manufactured. We have launched a lean manufacturing program whereby our manufacturing processes are better coordinated as a product goes through its many assembly and testing steps. The kickoff of lean manufacturing has exceeded expectations with its introduction in our Costa Rica facility. The initial production line bring-up of lean has reduced floor space and direct labor requirements by 20%, with work in inventory being reduced to one-third of its previous dollar value. Lean manufacturing is now being launched in both the Philippines and China factories simultaneously. The benefits of the Chinese manufacturing operation continue to grow, with loaded labor rates running at one-half of what they were at the beginning of the year.

Operating expenses — through labor reductions and other forms of cost savings, we have been able to reduce operating expense as a percentage of revenue by seven percentage points year-on-year. Additional savings are being worked as we drive toward our goal of managing operating expenses to a level of no greater than 20% of our revenues on an ongoing basis.

As you can see, there is not a single aspect of our business that we are not proactively engaged in improving so that our shareholders obtain better results for their investment. I would like to acknowledge the very high level of effort that our employees have expended in achieving success with these improvement programs to date. The personal commitment has been significant. Although many of these accomplishments have been overshadowed in the financial results of Q1 and Q2 by the relentless ASP erosion that has occurred, I do see us reaching a crossover point in the second half of the year, where the benefits of the improvement programs start to offset our negative earnings trend.

The key point of my mission as CEO being the achievement of profitability requires that we not only take these above-mentioned improvement programs to full completion, but also focus on additional initiatives. These include focusing on the optimization of supply chain savings, gaining design engineering efficiencies through lean concepts, cost reducing low margin and high-volume product, and the further migration of our operations to low-cost areas. The outsourcing of certain mature products is presently under review as well.

Now I will provide an overview of the market and our financial results. Winston will follow with a more detailed account for the financials. Overall, the demand for our products from global customer base remains strong. As mentioned earlier, defense and space backlog exceeds 12 months of revenue. For wireless systems, the demand for tower-mounted amplifiers, ODUs and transceivers exceeds our present capacity. We are in the process of ramping capacity to meet the increasing demand. Regarding power amplifiers and filters, the demand has grown, but the precise mix of products has been somewhat unpredictable. This fluctuating model mix and the wide range of gross margins for these products makes inventory management quite challenging. It also drives significant swings in gross margins from quarter to quarter. Q2 is an example where we had two of the lowest margin power amplifier products shift in heavy volumes during the quarter, negatively impacting our gross margin expectations for the quarter.

Although a smaller part of our total business, we did see increased demand from network operators for power amplifier sales at the end of Q2. Pricing pressure from our customers remains intense. We experienced a significant contractual price reduction with a major filter customer in July that amounted to 1.24— 1.4m in lost revenue and lower margins. This price reduction was not offset by reduced material cost in China in Q2 because of qualification schedules. However, we will see this offset occur for most of Q3.

Besides the timing of ASP decreases and unfavorable product mix in Q2, we also incurred severance costs related to restructuring, one-time non-cash asset write-offs and other general cleanup items. As we mentioned in previous calls, our desire is to clean up all aspects of our business in addition to selling non-core business units. This will help us to set the stage for achieving our profitability goals.

Winston will now go through the financial results in detail and provide a summarized listing of one-time costs and charges that occurred in Q2 with a comparison to Q1 run rates. As Winston will detail shortly, we have also taken significant financial charges this quarter to right our businesses and align our financial structure with the industry realities we confront in our commercial wireless markets. The details of this will be covered as part of Winston’s remarks.

Winston?

Winston Hickman - REMEC, Inc. - CFO

Thanks, Tom.

Before I get into the details of the income statement and balance sheet, I’d like to take a minute and discuss goodwill and the write-off— the impairment write-off we took in the quarter. As you saw in the numbers that we provided to you, we took a 62.4m non-cash impairment charge in the second quarter. This $62.4m represents all of the goodwill associated with our commercial wireless business. As many of you know, we are required to do a goodwill impairment analysis at the end of every quarter and, based upon the results of our analysis, it was determined that we should no longer carry the goodwill associated with our commercial business units as an asset. The key factors driving this were ongoing significant margin— the ongoing significant margin pressures that exist in the wireless marketplace due in large part to industry over-capacity; and secondly, to the— the perception that this condition is not expected to change materially until additional business consolidations have occurred. And adding to all that is our own continuing losses do not support retaining our commercial goodwill as an asset.

And I like to point out that, even though the analysis tends to be somewhat mechanical, the industry performance and industry outlook, along with the company’s historical and current period performance are major driving factors in this analysis. But the net result is the goodwill write-off. We think this is the right decision to make for the business. I think it takes goodwill away and postures us with a clean— virtually no intangibles on our balance sheet as we go forward. We still have a little bit of goodwill on our defense books, about $3m.

If you look at the key elements of the income statement, I’d like to start out with sales, and sales from continuing operations were 109m in the first quarter. This was about $1m below the level experienced in the first quarter, but it was within our range of expectations. I’d like to point out that, once the decision has been made to sell a business, we no longer carry those businesses in the— all the elements of the income statement and balance sheet, but rather we picked those up as a single line item in the income statement and a single line item on the balance sheet identified as “discontinued operations.” The sales from these— the two units that Tom mentioned were approximately $6m in the first quarter, and a similar number in the second quarter. Of course, the sales do not show up. The only thing that shows up is the operating profit or loss.

The— as you look at the sales by geographical area, we had somewhat of a mix change going from the first quarter to the second quarter. We had about 50— almost exactly 50% of our sales were in North America during the quarter. This was up about 20% as a percentage of our total sales from quarter to quarter. Europe was also up about 10%, accounting— at $44m, accounting for about 40% of our sales, and Asia and the rest of the world declined to about 10%. As I said earlier, sales from period to period were essentially flat.

Looking at our top 10 customers, we had three customers account for more than 10% of our sales. That compared to about two customers— that compared to two customers in the first quarter, and the— interestingly, the top 10 customers accounted for about 73% of our sales in the quarter. Now, that compares to something that’s in the mid to low 60s in the prior quarters and in fiscal 2004. Our Q2 loss before the goodwill impairment charge was $14m. This loss compared to a $7m loss in the first quarter. When we adjust for severance and the other charges that Tom mentioned, our ongoing operating loss for the second quarter was pretty much the same as that experienced during the first quarter.

Some of the major items that were in these non-recurring items are— we like to believe they’re going to be non-recurring— was about $3.6m in working capital, reserves, receivables and inventory, and to— and a little bit on lower of cost to market adjustments on inventory associated with some of our startup programs. About half of that was associated with a kind of an assessment of the assets in the— our wireless enhancement business that we are taking a critical look at to determine exactly what direction we are going to take without business. An additional 1.3 was severance. As Tom indicated, that was primarily Finland, and reflects the phase two reductions that took place in Finland, and then we spent about one million— a little over $1m, to about 1.1m, for strategic consulting and also our S-OX implementation program.

Like everybody else that’s a public company, our S-OX implementation costs are not insignificant. They were about $350,000 during the quarter. They will grow in Q3 and Q4 as the pace on this effort picks up. The balance, which is a strategic consulting, was tied to the lean manufacturing Tom talked about, and also looking at business opportunities that’s where we— that are in adjacent markets where we can take the business and those— although there— we may spend a few dollars as we go forward, they will not be nearly as significant as that which we spent in the second quarter.

And also as Tom indicated, we had about— you had specifically identifiable on two other programs, 1.4m in pricing impact quarter-over-quarter, as a result of getting the China bill of materials. The pricing reductions will still be there, but we will— we should see— we expect to see improved margins on those products as a result of a lower bill of material costs. Also, we’ll have the benefit of those products being built in China as opposed to shipping products back and forth, which will save us on the logistics of some of the other costs.

In previous quarters— as in previous quarters, our loss was driven by low gross margins and relatively high operating expenses even after you get done with these one-time adjustments, which gets back to Tom’s point about our need to get those in line. And we have a number of initiatives underway to further reduce our operating expenses and improve gross margin, and that, along with some other things we’ll talk about— that we’ve been talking about, are really to the keys to our driving the business successfully to profitability. Gross profit at 9.9m was 9.1% of sales. The defense business was much more profitable than was the commercial business. As Tom indicated, on the commercial side, the continuing pricing pressures there have— are the major factor in dealing with that, but we’ve also got continuing costs associated with Finland, China. We’ve got— as we’ve talked about before, we still have duplicate costs in Finland that, until we’re completely out of there from a manufacturing standpoint, will not go away. The logistics costs associated with that are not insignificant, and then you’ve got some of the startup and learning as we bring— as we continue to bring that China factory up to speed.

The one thing that Tom mentioned that will help us in this whole process is the attention we’re paying on the logistics and supply chain, and as we look on a go-forward basis, we expect to see considerable improvements as a result of those actions. Operating expenses, as Tom indicated, were down about $2m, or a little over— little less than 10% on the quarter. One of the— operating expenses have— although they’re high, have tracked pretty much in line with what our expectations have been, and it is an area that we need to continue to look at, and are doing so as we speak.

Our operating loss, excluding goodwill, was $14m. That compares to a— $14m compares to a $5.2m loss in the same quarter a year ago. It’s appropriate to point out that there were— there was about $3-1/2m in items last year that do not recur this year in the nature of some zero value inventory sales, the sale of a building in the U.K. and some foreign exchange, and a couple of other things. If you look at our current quarter other income, that was primarily driven by a foreign currency gain and a couple other smaller items.

Looking at the cash and the balance sheet items, as Tom indicated, our cash is at $26m. That’s an $8m decrease from April. A major portion of that was driven by the operating loss. The operating loss was $14m, much of which was non-cash, but the lion’s share of the loss. Tom talked about the inventory reductions and the capital expenditure reductions that we’re driving, and those have been partially offset, as he indicated, by higher receivables and some lower payables. The lower payables come about as we reduce our inventory levels. Our payable levels are not as high as they were when— with the higher inventory levels.

As you— the day sales and receivables continues in or about 60 to the mid-60 days, which is a very good performance. As you kind of look overall— at our cash position, we continue to expect to see near-term pressure on our operating cash as we implement our profit improvement actions. However, we would like to point out that we have no debt, and the borrowing ability that we have under our domestic bank line that we announced about a month ago, along with the international line that we’re currently working to put in place, plus the significant levels of cash we expect to generate from our strategic initiatives, we believe puts us in a solid financial and operational footing, the financial, from the standpoint of being able to drive the improvement actions that we’ve got underway, and financial, from the standpoint of having the cash— having a strong cash and balance sheet to take those actions.

Tom?

Tom Waechter - REMEC, Inc. - President & CEO

Thanks, Winston.

Before turning to your questions, I’ll do a brief summary. I am very pleased with the exceptional efforts of our employee team during this very difficult pricing environment. The majority of improvement programs that we have been tracking with you each quarter are progressing to plan. As a matter of fact, the lean initiative has been fully embraced by our factories and is running ahead of schedule. The major exception to this has been the complex task of migrating manufacturing and the supply base from Finland to China. Although delays have been costly and frustrating for all of us, the majority of this effort is finally behind us. The demand for our customer base remained strong, with two product lines being limited by our ramp capacity. Customer pricing remains an issue, and the downward pressure has not been completely offset by our improvement programs. We will continue to focus on reducing costs at the same time we become more selective with respect to product sales and related gross margins. Our expectations are for operational cash burn to continue to decrease in the go-forward quarters, with additional cash to be received from the sale of non-core businesses. We continue to evaluate a significant range of alternatives related to driving increased shareholder value.

I will now open it up to questions.

QUESTION AND ANSWER

Operator

Thank you. Our question and answer session will be conducted electronically. If you do have a question or a comment at this time, we do ask that you please press star, followed by the digit one, on your touchtone telephone at this time. Once again, that’s star, followed by the digit one, on your touchtone telephone at this time. We’ll proceed in the order that you signal us, and we will take as many questions as time permits.

Our first question today will come from Matt Robison with Ferris Baker & Watts.

Matt Robison - Ferris Baker & Watts - Analyst

Hi, good afternoon. Can you comment on some of the items that were in your release, such as other income taxes, if any, and what the net income number was?

Winston Hickman - REMEC, Inc. - CFO

I think as I indicated, the net income number was— give me just a second. The major thing in other income was foreign exchange, as I indicated in my comments. The net loss was $76.5 million, but if you take this 62.4 on top of goodwill impairment away from that.

Matt Robison - Ferris Baker & Watts - Analyst

Yeah, but that’s //.

Winston Hickman - REMEC, Inc. - CFO

Yeah, and that— I’m sorry?

Matt Robison - Ferris Baker & Watts - Analyst

They didn’t pay any taxes, right?

Winston Hickman - REMEC, Inc. - CFO

No.

Matt Robison - Ferris Baker & Watts - Analyst

And the other income, do you have that number?

Winston Hickman - REMEC, Inc. - CFO

Yes, it was 463,000. Half of that’s goodwill.

Matt Robison - Ferris Baker & Watts - Analyst

All right. When do you expect to do a full income statement and balance sheet?

Winston Hickman - REMEC, Inc. - CFO

We are releasing our 10-Q today.

Matt Robison - Ferris Baker & Watts - Analyst

OK. So, we’ll be able to pick up all the balance sheet // later in the—?

Winston Hickman - REMEC, Inc. - CFO

Yeah, yes. Yeah, one of the problems you’ve got is this restatement driven by the discontinued businesses makes prior period comparisons a little bit difficult.

Matt Robison - Ferris Baker & Watts - Analyst

Right, and the parts of your commercial business that seemed to perform according to your objectives were the— if I could read into that— that much into it— were the microwave signals business and the tower-mount amplifiers? Is that the right takeaway?

Tom Waechter - REMEC, Inc. - President & CEO

Both of those areas have actually stronger demand than we anticipated. So, from the demand standpoint, those have definitely been there. We’re going up a ramp to increase our capacity in both areas, so that’s something we gave a very strong focus on. But yeah, those have been two very strong areas for us in the business.

Matt Robison - Ferris Baker & Watts - Analyst

Does the fact that the mismatch between your expectations on the PA side and the filter side and where you’re actually seeing the business, and— in terms of total lower price? That just indicates that that’s where your pricing is more aggressive, so you’re addressing the demand on that basis or— and what’s the— are there measures you can take to cure that, or is it just moving people over to China?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. I think on tower amplifiers, the demand was pretty close to what we expected in aggregate dollars. The mix was somewhat different, and that does change around during the quarter fairly significantly. So, the mix moved more during the quarter to two of the products, which at least one of those is in a ramp phase and is at lower gross margins. So, the answer to that is getting through the ramp more effectively and, as a result, getting to things like capped [sp] and housings [sp] and things that can help us reduce our costs significantly in the supply chain.

From a filter standpoint, most of our volume— or a majority of our volume comes out of one customer. As I mentioned, we did not get through the full qualification to benefit last quarter with the materials in China. We did get through that during the quarter, but it was at the end of the quarter, and that will benefit us as we go into Q3. But, with the type of volumes we do there, that was a significant impact for us. It is also those two products, obviously, are in an area that we’re looking at selectivity and gross margins more closely as we attract additional business.

Matt Robison - Ferris Baker & Watts - Analyst

What’s your take on the industry outlook on the commercial side for the next couple of quarters?

Tom Waechter - REMEC, Inc. - President & CEO

The demand remains strong as we look out over the next couple quarters. I think the pricing pressure is going to remain there. I don’t necessarily see that going away as we progress through the quarter. But, I think on the commercial side, especially the tower-mounted amplifiers I think are really picking up in volume, ODUs, products and transceiver products for us, and I think power amplifiers and filters will remain healthy.

Matt Robison - Ferris Baker & Watts - Analyst

Were those— in those more buoyant areas, is that where you saw your bigger customers?

Tom Waechter - REMEC, Inc. - President & CEO

I’m not sure I understood that question.

Matt Robison - Ferris Baker & Watts - Analyst

You said you have these 10% customers. Were they in the TMA, ODU and transceiver, or were they—?

Tom Waechter - REMEC, Inc. - President & CEO

—No, no, the volumes aren’t significant enough there, and we have a variety of customers that wouldn’t have driven them into the top 10.

Winston Hickman - REMEC, Inc. - CFO

On the commercial side is amplifiers and filters.

Matt Robison - Ferris Baker & Watts - Analyst

OK, thanks a lot.

Tom Waechter - REMEC, Inc. - President & CEO

Thank you.

Winston Hickman - REMEC, Inc. - CFO

One of the things you need to keep in mind, as Tom talked about early in his comments on that, is a lot of these cost reduction actions and— given what he talked about in terms of the price of a base station coming down, these cost reduction actions are just necessary to keep, maintain and improve your margins based on what’s going on on pricing.

Operator

Before moving onto our next question, we would like to remind the phone audience that, if you have found that your question has been answered, we do ask that you please press the pound key to remove yourself from the question queue.

Our next question will come from Naveed Niacon [sp] with Contra [sp] Partners.

Naveen Niacon - Contra Partners - Analyst

Thank you. These numbers are just a disaster. Why wouldn’t you pre-release them with this operating loss? And I’m projecting break-even for this next quarter. Can you give me your forecast and your outlook on when you expect to achieve break-even? And finally, Tom, I think you should realign management and get proper controls here so this kind of stuff stops. This is quarter number God knows what in a row of this type of performance. Thank you.

Tom Waechter - REMEC, Inc. - President & CEO

OK. I guess in response to one part of your question as far as pre-release, we didn’t give any guidance for the quarter, so we saw no requirement to pre-release these. The revenue numbers were in the range that we had anticipated.

Winston Hickman - REMEC, Inc. - CFO

There was enough discussion in the prior quarter, talk about the one-time items that happened in the first quarter, and we talked about the pricing pressures and a lot of the things we’re seeing, as a lot of those—most of the challenges we’ve identified in this meeting. And so, I’m not sure how you got to a break-even projection, because that—you would not have done that based upon the information we provided to you.

Operator

Our next question will come from Mark Jordan with A.G. Edwards.

Mark Jordan - A.G. Edwards - Analyst

Good afternoon, gentlemen. One question that I have is, in dealing with your customer base, obviously you’ve been in negative cash burn position for a while. You’re taking steps to sell relatively small pieces of your company. Clearly, you’ve got one well-performing, very large asset in your defense piece, and that probably could be sold for a very significant amount of money. My question is, number one, are you experiencing concern in your customer base about the long-term viability of REMEC, and any resistance to do business with you because of the tough recent history? And then, secondly, when you talk about looking at alternatives, is— would you look at the sale of the defense business as a way of putting a very large slug of cash on the books to give you the financial elbow room to work through the next year?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. From a customer base, we haven’t seen any reluctance. We’ve, again, had healthy order intake from those customers on the commercial side. You don’t work off of a large backlog of orders. Typically, you work off forecast, and those orders have continued to come in, so we haven’t seen any indication of that. Secondly, speaking of the defense business, it’s a healthy part of our business. We’re really driving to improve the performance of the commercial operation. We believe that we have enough cash to give us enough elbow room to move forward. It’s not a lot of elbow room but, at this point, we believe that we have enough to move ourselves forward and do the appropriate things for the business.

Mark Jordan - A.G. Edwards - Analyst

Do you have any generic goals with regards to when you think this company should be at a— say, a cash-flow break-even operating basis and/or some measure of profitability?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. We have been very reluctant to give guidance going forward. We’re not going to really give any formal guidance at this meeting. We have very strong internal goals, as you can see, to right the ship and, as we move through the end of this fiscal year to be in a much closer position to EBITDA break even so that the cash burn pretty much is behind us, and then with these additional asset sales, and we’ve got that elbow room to maneuver going into next fiscal year.

Mark Jordan - A.G. Edwards - Analyst

OK. A final question addressing the absolute level of R&D right now. Even at this quarter with the reduction you’ve had, you’re still at a $42m a year run rate. Is that full spend level truly necessary for a company that’s being focused more and more narrowly as you get rid of other assets? And if so, where can you drive that R&D number down to and still spend money where you need to?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. With that scenario, as I mentioned, we’re looking at just as we are implementing these lean concepts in the manufacturing process side. We’re also now starting that evaluation in the design engineering side. We do believe there’s some efficiencies we can gain there. Some of the costs in there are related to the transition of new products into the manufacturing arena from the design group, so as we get through some of these major moves from Finland to China and through some of the significant ramps we’ve been going through with some of our new customers, that will come down without negatively impacting our ability to design new products. So, we’re looking at— really at two aspects, the efficiency of our design teams overall and our satellite facilities, and also the reduction of the cost to bring new products from design engineering into manufacturing.

Mark Jordan - A.G. Edwards - Analyst

A final question. The transition from Finland has been very long, longer than anyone would have assumed. When can you say that that would be 98 or 99% complete?

Tom Waechter - REMEC, Inc. - President & CEO

From a manufacturing standpoint, it’s 95 or 98% complete at this point, and we’ve just, in the end of this last quarter, have gotten the approval by one of our major customers on the material purchases in China. So, both from a supply chain and a manufacturing standpoint, we’re pretty well within that range you just asked about.

Winston Hickman - REMEC, Inc. - CFO

There will still be some costs in Q3 that remain duplicate on that, which will negatively impact our gross margin.

Operator

Next, we’ll hear from Justin Martos [sp] with Grand [sp] Partners.

Justin Martos - Grand Partners - Analyst

Couple questions. On the revenue side, you explained about 1.4m in revenue because of this— it sounds like because you didn’t get the Chinese thing in place. What about the other 8m? Was that just pricing pressure, or was their volume just light in that part of the—?

Winston Hickman - REMEC, Inc. - CFO

—Well, in the— the change in sales levels?

Justin Martos - Grand Partners - Analyst

Yes.

Winston Hickman - REMEC, Inc. - CFO

The other came about from pulling the discontinued businesses out of our revenue line. There was about $6mof discontinued businesses and sales that occurred during the quarter. The sales were not picked up because you only pick up the operating income or loss on the discontinued line in your income statement.

Justin Martos - Grand Partners - Analyst

So, 6m discontinued and 1.4m—?

Winston Hickman - REMEC, Inc. - CFO

—Yes. The sales on a restated basis were within $1m of each other quarter to quarter, and if you look at them the way we were in the first quarter, they’re pretty close to the same number. We’re down a little bit, but not significantly.

Justin Martos - Grand Partners - Analyst

And then, the difference— and then with the gross margin, what’s the— is it just— was that just absolute pricing pressure? And, to the manufacturing not being qualified hit on the gross margins— within the cog side absolute dollar-wise? I mean, was it - it sounds like it was five. I mean, is it really five?

Winston Hickman - REMEC, Inc. - CFO

I don’t have the exact number for you, Justin. I’ll— we’ll take a look at it, and— but I don’t have an exact number in terms of kind of— some on the duplicate— some of the duplicate costs

Justin Martos - Grand Partners - Analyst

Right. Were the businesses that were taken out the six— the approximate 6m, were they higher gross profit than the company was in the April quarter?

Tom Waechter - REMEC, Inc. - President & CEO

It would be average or maybe just a little bit higher than average.

Winston Hickman - REMEC, Inc. - CFO

Yeah. They tend to be a little bit higher than average. One of the reason for we’ve been doing that with both those— one of the reason we sold those businesses— well, two reasons. One, they’re non-core, and secondly, to do anything with them required a fairly significant R&D investment in both cases, and it just— given the focus on driving profitability and getting focused on our core businesses, it just didn’t seem like the prudent thing to do.

Justin Martos - Grand Partners - Analyst

Right, right, OK. And then— OK. So, really, it sounds like on the— and the reason you’ve done the wireless charge on the wireless infrastructure side, that is really because the gross profit margins in there, they must be— can you just give us a range, because it sounds like defense gross margins continue to do well, but the wireless infrastructure—.

Winston Hickman - REMEC, Inc. - CFO

—Well, when you got done with everything, the wireless gross margins were below 5%.

Justin Martos - Grand Partners - Analyst

Right. And then— OK, thank you very much.

Winston Hickman - REMEC, Inc. - CFO

Thanks.

Operator

Next, we’ll hear from Rich Valera with Needham & Company.

Rich Valera - Needham & Company - Analyst

Thanks. Winston, have you said what the line item from discontinued ops was during the quarter that will be on the income statement?

Winston Hickman - REMEC, Inc. - CFO

Yes. It just— it says just that. It says— if you go to— did you guys get a copy of our financial statement?

Rich Valera - Needham & Company - Analyst

No, we don’t have any income statement or balance sheet.

Winston Hickman - REMEC, Inc. - CFO

You got the press release, right?

Rich Valera - Needham & Company - Analyst

Right, but there’s no income statement or balance sheet.

Winston Hickman - REMEC, Inc. - CFO

We apologize for that. The short turnaround time, in terms of reporting, coupled with a holiday just really put our backs against the wall. But if you go to the income statement— hang on just a second— you’ve got— just before you get down to your net loss, there’s a line called— it’s “Loss From Discontinued Operations Net Of Tax.” And that number with 1/2m in the current quarter and, for the six months ended July 30th, it was

423,000, which means we made about $77,000 on those two businesses in the first quarter. And then, if you go to the balance sheet, it’s going to be in the asset section, because what you do there is you just net asset from liability. And just— on the line just before other current assets in your current assets section, there’s a line called “Net Assets Of Discontinued Operations,” and that was $8.8m at the end of July, and it was $11m at the end of January.

Rich Valera - Needham & Company - Analyst

OK, and I think you alluded to this, but could you give the specific gross margins in each segment for wireless and for defense?

Winston Hickman - REMEC, Inc. - CFO

They were in the high 20s for defense and less than five for commercial.

Rich Valera - Needham & Company - Analyst

And all of the 4m roughly of— sort of non-recurring charges and cogs, those were all in wireless?

Winston Hickman - REMEC, Inc. - CFO

Yes. There was virtually nothing in defense.

Rich Valera - Needham & Company - Analyst

OK. And within your prepared remarks, you mentioned— and this sort of goes back to a previous question. You mentioned that you expected significant additional cash from strategic initiatives. And in all your previous deals, you’ve got your below single digit type of cash from the sales, and I think this most recent one is 3m. What would result in significant additional cash from these sales? Are we talking like—?

Winston Hickman - REMEC, Inc.- CFO

—Keep in mind, what we’ve done is we’ve sold some very small businesses to this point, it and as we look at our business mix, we’ve got the— we will get more cash out of— we’ll get significantly more cash out of the other business that we have up for sale, and some of the others that we’re considering will be a lot more cash than the $3m we’ve talked about. So, significant is a little bit in the eyes of the beholder, but—.

Rich Valera - Needham & Company - Analyst

—But in the one that you think was— is going to close any time now—.

Winston Hickman - REMEC, Inc.- CFO

—They’ll be well above 3m.

Rich Valera - Needham & Company - Analyst

Well above 3m, OK. And just trying to hone in on this Asian— the supply chain issue for your largest OEM customer that’s transitioning from Finland to China, you sort of alluded to this costing you a significant amount of money several times. I’m just trying to get an idea of sort of, now that you’re qualified, can we have any sense of how much that saves you going forward? You mentioned the 1.4m pressure on revenue from—.

Winston Hickman - REMEC, Inc. - CFO

—I think, Rich, that’s something we should do for you in the— at the end of Q3 because we’ve still got some carryover items and some things like that, and that— we will— we should be— when we report the Q3 results, we’ll be very, very clean on that, and I’d be a little bit reluctant to get too detailed on that because of we’re balancing a number of pieces.

Rich Valera - Needham & Company - Analyst

Sure. On your op-ex, I think you broke out pretty much what was sort of non-recurring in cogs. How much on your op-ex would you say was non-recurring?

Winston Hickman - REMEC, Inc. - CFO

Probably $1m.

Rich Valera - Needham & Company - Analyst

One million dollars total? OK. And so, I know you’re kind of reluctant to do this, but would you hazard the trajectory of op-ex sequentially, given sort of continued— so, you would suggest it’s down sequentially?

Winston Hickman - REMEC, Inc. - CFO

It should come down a little bit. That would be my expectation. The S-OX program will go up, the strategic items that we invest in will go down, and we’re talking a look at the op-ex as well as the other elements of our cost. So, we’re not predicting anything on that, but directionally, it should be down.

Rich Valera - Needham & Company - Analyst

OK. Finally, this is sort of a bigger picture question maybe for Tom, but I look at your— I’ll give you the benefit of the doubt on the non-recurring stuff on your cogs line. You’ve got normalized gross margins of around— overall gross margins around 12% this quarter. You need to get to 20%, by your own model to break even, assuming you’ve got 20 percent op-ex. That’s 800 basis points of improvement you need to basically enact here to get to break even, and I’m just— I’m really— I’m hearing some things that should help by some amounts, but I’m just not hearing anything that sounds to me like 800 basis points of improvement. Am I missing something here, or is— how do you do that?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. The biggest opportunity, obviously, is in the direct material costs, and we’re spending in the neighborhood of $170m a year on materials. So we feel that we are not mature, from a supply chain basis. We’ve done a lot of work to reposition ourselves into Asia, especially China, but we think there’s a lot of additional room there to bring our direct material costs down. And also, as Winston talked about during the call, his script was the logistics cost, because we had a lot of material moving between Finland and China, and that’s mostly behind us now. And our type of products, it’s a pretty heavy product and bulky, and it’s pretty expensive as far as shipping costs.

So, the biggest area of opportunity is in the direct material. We do believe with lean and what we’ve seen, as I mentioned, we saw initially with the initial lines that went in, about a 20% direct labor savings, space reduction, reduction in future purchases of capital because of the additional throughput there. So, it’s really going to be a combination of the lean, which brings us efficiencies through the manufacturing process, reduces our capital needs going forward because of the end throughput and reduced cycle time, and then the supply chain reduction.

Winston Hickman - REMEC, Inc. - CFO

But at the end of the day, Rich, you’re right. Eight hundred basis points is a long ways to go. And as Tom talked about earlier, we are in an industry that has too much capacity. So, we’ve got to do these, and we’ve got to get our operating expenses and margins in line. I mean, that’s how your financial model works for you, and that’s— and it includes a lot of things in looking at both the cost of sales side, pricing, as well as where we’re spending our operating expense dollars.

Operator

Once again, just as a reminder to our phone audience, if you find that your question has been answered, please press the pound key to remove yourself from the question queue.

We’ll next go to Wes Cummins with B. Riley & Company.

Wes Cummins - B. Riley & Company - Analyst

Hey, good afternoon. Do you guys— you mentioned in your prepared comments the only way that you see pricing pressure kind of abating in the industry is to refer the consolidation. Are you guys going to wait around for that to happen, or are you guys looking to really enact that to really start to fix the industry?

Tom Waechter - REMEC, Inc. - President & CEO

Well, we’re— obviously, the first move for us is to continue to improve our internal fundamentals, and to really get a clear picture as we strip away some of these non-core assets, under-performing business lines where we can really take the business to, and that’s really the phase we’re in today.

Wes Cummins - B. Riley & Company - Analyst

OK. And what really is the issue for you guys’ gross margins? If I look at similar companies like Power Wave or Andrew that’s got— maybe got a little bit better product mix, the— their margins just on the commercial business alone are approaching 20%, and you guys are below five. I understand that the issues with China, those should be resolved. But if those get resolved, why shouldn’t we see gross margins approaching 20 in your commercial business by the fourth quarter?

Winston Hickman - REMEC, Inc. - CFO

You’ve got— keep in mind, on Andrew, you’ve got a lot of legacy business that’s holding their gross margins up, and I don’t— I think the Power Wave is under 20, and the points have been well under 20.

Wes Cummins - B. Riley & Company - Analyst

Right, but they’re 19 last quarter.

Winston Hickman - REMEC, Inc. - CFO

Right. If we execute to the improvement plans we have, that should definitely move us in that direction. We also need to be more selective than we have in the past with the business we bring on, and we’re living through some of that now.

Wes Cummins - B. Riley & Company - Analyst

OK. Couple of other things. In your press release, you pointed out specifically that you guys have hired a financial advisor to consider the sale of additional business units. I mean, it’s been fairly well known that you guys were going to sell two of the units. Did you point this out because you’re looking at selling some bigger pieces of the business?

Tom Waechter - REMEC, Inc. - President & CEO

Well, initially, the units that we sold off were quite small, very low revenue, and pretty heavy investments in R&D and other operating expenses. As Winston mentioned, the revenue generation of some of these non-core businesses we’re looking at right now are getting larger in the revenue area, and we’ve brought in advisors and help to support us in that area as these business units have gotten larger and more substantial part of our total business.

Wes Cummins - B. Riley & Company - Analyst

How many more non-core business units do you have?

Tom Waechter - REMEC, Inc. - President & CEO

We just have a couple, what I would consider a couple more non-core business units.

Wes Cummins - B. Riley & Company - Analyst

Have you guys considered selling any of the commercial wireless businesses, the ones that— your amplifier, filter or TMA businesses?

Tom Waechter - REMEC, Inc. - President & CEO

We have not today looked at selling those individual units.

Wes Cummins - B. Riley & Company - Analyst

OK, and would you guys— would you completely rule out selling the defense business?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. As I think was mentioned in previous conference calls, we’re looking at all aspects of bringing value to our shareholders, so I don’t think at this stage we would say we’re ruling anything out.

Wes Cummins - B. Riley & Company - Analyst

OK, thanks.

Tom Waechter - REMEC, Inc. - President & CEO

OK.

Operator

And we’ll next take a question from Kevin Dede with Merriman.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

Guys, thanks for taking my questions. Tom, would you mind sort of characterizing the pricing environment and the trends that you’re seeing from, say, the fourth quarter or the first quarter and this quarter, current quarter?

Tom Waechter - REMEC, Inc. - President & CEO

Yes, Kevin. I— you know, as I mentioned, it remains pretty brutal out there from a pricing standpoint. I believe that, internally, we have processes in place today, which I’m involved in a majority of, of reviewing them. We’re being much more selective in bids we respond to out there, and are, obviously, less anxious to fill up factories, etc., because we’re at a pretty reasonable capacity level in those factories. So, I’d say that the environment is still pretty brutal, from pricing standpoint, I do believe in the last quarters, so we have gotten more selective and have a much better process in place to evaluate what we go after in the market.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

So, in your mind, do you think the environment is stabilizing, or are you just being more careful?

Tom Waechter - REMEC, Inc. - President & CEO

I would say it has somewhat stabilized, and we’re being more careful. It is— it fluctuates in different areas as far as the intensity, but I’d say, across the entire base, it has become more stable.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

Can you tell us— I mean, you alluded, or at least Winston did, to perhaps being finished up with the transfer in the third quarter, being able to give us more insight to what expenses will look like during the fourth quarter. Can we assume, then, that that transition should be complete this quarter?

Tom Waechter - REMEC, Inc. - President & CEO

Are you talking about the Finland?

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

From Finland?

Tom Waechter - REMEC, Inc. - President & CEO

The manufacturing portion, yes.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

OK. Are there plans to perhaps consolidate Costa Rica and Philippines into China, or further consolidation on the manufacturing side?

Tom Waechter - REMEC, Inc. - President & CEO

We don’t have firm plans to do that today. We are transitioning some products out of those sites, especially I know in Costa Rica, some products into China as they get into a more mature phase and we start to bring up potentially products beyond the filter products in China. That is part of the roadmap we’re on today.

Winston Hickman - REMEC, Inc. - CFO

As Tom indicated in his earlier comments, we’re looking at perhaps out— does it make sense financially to outsource some of these more mature products. And also, as we talked, when Bob was— in our earlier conversations, Bob has indicated that we do need to look at whether or not we have too many factories, and that’s one of the things we’re looking at.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

All right. You posted really nice growth in your defense business. Can you give us any insight on how we might expect to see that going forward, future bids on projects coming up, where your current contracts stand in terms of their completion?

Tom Waechter - REMEC, Inc. - President & CEO

You know, as we said, we have a very healthy backlog. Most of those are products that are multi-year types of contracts and deliveries, unless we have a performance failure, and our team in the defense side has been pretty flawless on that aspect as far as quality and meeting customer commitments. So, we have a good visibility, based on the backlog, and many of those contracts extend out for a number of years, so we’re feeling pretty comfortable with that situation today.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

How about new ones coming up? Where do you think you stand in terms of winning new projects as they come to you?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. I think our win rate is quite healthy and has remained healthy. I haven’t seen that change— any significant change in that metric as we’ve progressed through the year. I think we— as we go after opportunities, the win rate has been quite high for us, and it continues to be that way.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

Can you give us an idea—?

Winston Hickman - REMEC, Inc. - CFO

— They tend to announce, Kevin, a handful of key wins during the year as we go through. It would be inappropriate for us to comment on anything that’s kind of forward-looking because it’s in the future, but it’s— they tend to have the few, and then they have a fair number of smaller wins that are really critical to the seed planting for product business that’s going to be coming down the road in one year, two years.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

OK. Can you just give us a read on capacity utilization at your three commercial plants and your San Diego business?

Tom Waechter - REMEC, Inc. - President & CEO

Yes. We’re in the three offshore wireless facilities. We’re above 75%, majority of the time in the 80% type of range. I would say in our local defense-oriented manufacturing, it tends to run even a little bit higher than that.

Kevin Dede - Merriman Curhan Ford & Co. - Analyst

Great. Thanks a lot for taking my questions, guys.

Tom Waechter - REMEC, Inc. - President & CEO

Thanks, Kevin.

Operator

Next, we’ll hear from Eric Aguire [sp] with Camelback Research Alliance.

Eric Aguire - Camelback Research Alliance - Analyst

Hi. My first question is with respect to the non-cash charges. Of the 62.4m in charges, how much relates to the lines of business acquired from Spectrian?

Winston Hickman - REMEC, Inc. - CFO

None.

Eric Aguire - Camelback Research Alliance - Analyst

Zero?

Winston Hickman - REMEC, Inc. - CFO

Zero.

Eric Aguire - Camelback Research Alliance - Analyst

OK. My next question is for Tom. How do you envision your experiences from Spectrian will benefit you leading the company going forward?

Tom Waechter - REMEC, Inc. - President & CEO

Well, I have had, with Spectrian, extensive experience in the power amplifier side of the business, which had— really is at the heart of the RF conditioning products and our fastest-growing product line for us today, so I think that’s a very direct experience, and also the customer base mirrors very closely the customer base we have here at REMEC. So I think also we did a lot of outsourcing of manufacturing at Spectrian, and if we do choose to outsource some of our more mature products as we go forward, I think we have a pretty good roadmap of how to do that.

Eric Aguire - Camelback Research Alliance - Analyst

OK. Lastly, just curious as to what the motivation was behind the exchange of the employee options for restricted stock.

Winston Hickman - REMEC, Inc. - CFO

Yes. The main motivation was to keep employees motivated and focused during a pretty critical period. I think in our industry, where the entire industry is taking a pretty big hit over the last three years and stock values have decreased pretty significantly during that time, we have a number of employees that were way under water on their stock options, and I think this is a way to give them some motivation to drive for the improvement of the company going forward.

Operator

Our next question will come from Steven Hanson [sp] with Millennium Partners.

Ted Wachel - Millennium Partners - Analyst

Hi. This is Ted Wachel [sp]. You mentioned that you had two non-core businesses that you have up for sale. I suspect that those are the two businesses that you’ve hired an outside advisor on. If not, I’d like to clarify that. And can you just walk through what those two businesses are that you view as non-core at this point?

Winston Hickman - REMEC, Inc. - CFO

The one— we had two businesses up for sale. One actually closed in August. That was our nano-wave business that was based in Toronto and was actually part of our defense and space operation.

Ted Wachel - Millennium Partners - Analyst

And that’s where you were paid 3m?

Winston Hickman - REMEC, Inc. - CFO

Three million plus notes.

Ted Wachel - Millennium Partners - Analyst

Right.

Winston Hickman - REMEC, Inc. - CFO

OK, and the other business we have not named. We do have a letter of intent, but we don’t feel it’s appropriate to name that business until we actually get into a definitive agreement— arrangement with the potential buyer. There’s one sold and one that we have an LOI on today.

Ted Wachel - Millennium Partners - Analyst

OK, but you said you have retained an outside advisor to analyze strategic alternatives relative to some of your business units. What are you referring to then?

Tom Waechter - REMEC, Inc. - President & CEO

So they are helping us with that business unit that we have an LOI on today, and then we are looking at other business units within our total organization to see if it makes sense to continue in those product lines or not.

Ted Wachel - Millennium Partners - Analyst

OK, and so none of that refers to the defense business, correct?

Tom Waechter - REMEC, Inc. - President & CEO

Well, as we look at ourselves strategically, we’re looking at all aspects of the business.

Ted Wachel - Millennium Partners - Analyst

OK, last question. You talk about a need to execute on the plans. Do you feel that you executed on your plans during the latest quarter, or did you fail to execute on your plans during the latest quarter?

Tom Waechter - REMEC, Inc. - President & CEO

I believe we executed on our plans except for the qualification of Chinese material for one of our major filter companies. That drug out beyond, I think, any of our expectations, so we did not perform well in that particular area. The rest I think we’ve met our expectations. On the lean manufacturing, as I mentioned, we’ve exceeded it.

Operator

Our next question will come from Oscar Wilson [sp] with Ardmore Partners [sp].

Oscar Wilson - Ardmore Partners - Analyst

Hey, good afternoon. Can you tell me what the operating cash flow was in the quarter?

Winston Hickman - REMEC, Inc. - CFO

Yes, it was about 8m negative.

Oscar Wilson - Ardmore Partners - Analyst

OK. Well, the cash — how much did the cash account change in the quarter?

Winston Hickman - REMEC, Inc. - CFO

Eight million dollars.

Oscar Wilson - Ardmore Partners - Analyst

Because you also had a sale leaseback of 4m in the quarter.

Winston Hickman - REMEC, Inc. - CFO

No.

Oscar Wilson - Ardmore Partners - Analyst

OK. Was that in the previous quarter?

Winston Hickman - REMEC, Inc. - CFO

No. We didn’t do a sale leaseback. In the previous quarter we had a sale.

Oscar Wilson - Ardmore Partners - Analyst

For your finished facility?

Winston Hickman - REMEC, Inc. - CFO

On the building. That was in the previous— that was in the first quarter.

Oscar Wilson - Ardmore Partners - Analyst

OK, OK. Can you tell me exactly how much zero cost inventory you guys have left, and do you expect to continue to sell that?

Winston Hickman - REMEC, Inc. - CFO

We haven’t released any specific amounts. It would be inappropriate to do that. But, we have— we don’t have a lot, and the problem becomes, Oscar, is that that inventory tends to be fairly old, and the longer you have it, the more whiskers it gets on it.

Oscar Wilson - Ardmore Partners - Analyst

OK, but there’s— do you expect next quarter to have—?

Winston Hickman - REMEC, Inc. - CFO

— We’ll have some.

Tom Waechter - REMEC, Inc. - President & CEO

Yes. There is inventory of zero value that we will sell over the next couple quarters.

Winston Hickman - REMEC, Inc. - CFO

But I wouldn’t expect it to be a large number. And that was— it’s been a $1/2m in each of the quarters. In round numbers, it’s been $1/2m in the first and second quarter, and it could be twice that, or it just depends. A lot depends on the specific customers, on what their needs are, too because it doesn’t fit with every operator.

Oscar Wilson - Ardmore Partners - Analyst

OK, OK. And are you— you guys are not giving guidance for next quarter, is that correct?

Winston Hickman - REMEC, Inc. - CFO

That’s correct.

Oscar Wilson - Ardmore Partners - Analyst

When do you expect to start giving guidance again?

Winston Hickman - REMEC, Inc. - CFO

Well, what we hope to do in this call, and I think we’ve done a little bit of that, is to give you some directional input on where— on the direction things are going, but we’re going to evaluate that on a quarter by quarter basis.

Oscar Wilson - Ardmore Partners - Analyst

Why is it that you feel like you can’t give guidance? I mean, are there— what are the factors that you feel like you can’t accurately predict?

Tom Waechter - REMEC, Inc. - President & CEO

One of the major factors that I talked about during the call is the pretty dramatic range of margins we get in some of our major product lines. And as the mix changes during the quarter, typically the aggregate dollars and revenue are pretty close to what has been planned, but the mix changes pretty dramatically, and we’re trying to close the gap on those variations, and also as we strip away some of these non-core business and activities, I think we’re getting a much better feel from what we can actually do going forward. And until we have much better grasp on that, we don’t feel it’s appropriate to give the guidance.

Winston Hickman - REMEC, Inc. - CFO

And the other thing that happens, Oscar, is you look at this quarter, for example. As we go through and take these profit improvement actions, we keep coming up with not necessarily the large, but some— the cost of some cleanup kinds of things, too.

Oscar Wilson - Ardmore Partners - Analyst

I mean, I’m just concerned as an analyst looking at this company, I want to be able to get some sense of what’s going to happen in the near term, and if you guys don’t have any kind of satellite on that, it’s just—.

Winston Hickman - REMEC, Inc. - CFO

—No, we have a view. The fact that—.

Oscar Wilson - Ardmore Partners - Analyst

—But you’re no—?

Winston Hickman - REMEC, Inc. - CFO

—The fact— yes, but that we’re just, for reasons previously expressed, we’re just reluctant to give that. We think it’s appropriate that we give you some directional kinds of things, which we’ll attempt to do more, but we don’t believe it’s appropriate that we give you this we’re going to hit this number.

Oscar Wilson - Ardmore Partners - Analyst

Well, what about sort of longer-term targets, like will you expect to be cash-flow positive by this time next year, or expect to be profitable by this time next year? I mean, just— we need to have some way of evaluating your performance against something.

Tom Waechter - REMEC, Inc. - President & CEO

I think that’s a fair comment, and we’ll take that under advisement.

Oscar Wilson - Ardmore Partners - Analyst

OK, thank you.

Winston Hickman - REMEC, Inc. - CFO

Thanks.

Operator

And gentlemen, we do have a question from Andrew Mathis [sp] with Mathis [sp] Capital Management.

Andrew Mathis - Mathis Capital Management - Analyst

Hi, guys. I had a couple quick housekeeping items since we don’t have a balance sheet. I was wondering, could you give us the reserve numbers for inventory, warranty and receivables?

Winston Hickman - REMEC, Inc. - CFO

See, where have I got that? The inventory number is in the high teens.

Andrew Mathis - Mathis Capital Management - Analyst

High teens, OK.

Winston Hickman - REMEC, Inc. - CFO

The receivables number is in the mid-single digits, and the warranty number is in the high single digits.

Andrew Mathis - Mathis Capital Management - Analyst

OK, high single digits. Also wondered, you alluded to kind of lower cap-ex. I was wondering if you could put a number on that.

Winston Hickman - REMEC, Inc. - CFO

You mean for the quarter or go-forward?

Andrew Mathis - Mathis Capital Management - Analyst

Both, if you could.

Tom Waechter - REMEC, Inc. - President & CEO

The quarter was approximately 3.5m, which was down, I believe, a little bit more than a million from the previous quarter. Our expectations when we went into the year that we would have spent probably at least twice that in the first half of the year, so I think the biggest factor for us today in order to keep that at that type of level is the benefits we get out of the lean manufacturing. The initial implementation looks very promising. We’re not far enough along with it in the Philippines and Chinese factors, I think today, to have full confidence that we’re going to be able to keep at the same levels we were in the first half of the year. I believe that the capital spend will be at least what we spent in the first half of the year, probably more.

Winston Hickman - REMEC, Inc. - CFO

The other thing we got, too, Andrew, is we’re looking at some facility kinds of things that we may have to do for defense and, if that’s the case, that will— that could impact our capital expenditures in the second half of the year. So, that would be a one-time anomaly.

Andrew Mathis - Mathis Capital Management - Analyst

And how big might that be?

Tom Waechter - REMEC, Inc. - President & CEO

That would hit in the fourth quarter, and it would be—.

Winston Hickman - REMEC, Inc. - CFO

—Several million dollars.

Tom Waechter - REMEC, Inc. - President & CEO

Yes, It would be a little bit below 2m.

Andrew Mathis - Mathis Capital Management - Analyst

OK, because I remember in the 10-Q you said you might— capital expenditures may continue to be significant as a result of their pure expansion to international production facilities, so you—.

Tom Waechter - REMEC, Inc. - President & CEO

—Yes. We’re pretty well built-out in the facilities. We have one additional product line that’s going into China right now that we’ve— was part of the capital expenditures we saw here, and then, as I mentioned, we are under capacity in the ODU line and, to some degree, the TMA line. I think the ODU line is one that will be the most capital-intensive as far as getting that capacity ramp. So, most of the factories are built out now. It’s a matter of how much throughput we can get through, then the capital there. There will be some additional spend for the ramp on the ODU products, the microwave products, and additional line going into China right now.

Winston Hickman - REMEC, Inc. - CFO

We’ve also had, as Tom alluded to in his comments earlier, we’ve had good success of moving inventory from around— excuse me— capital around to avoid that, so we’ve got a much better— we’ve had a lot more success in the balancing of our test equipment and other fixed asset requirements than we anticipated we’d have when we entered the year.

Andrew Mathis - Mathis Capital Management - Analyst

Right, OK. So, what were the proceeds? I believe you did sell a couple of things during the quarter.

Winston Hickman - REMEC, Inc. - CFO

We only sold— well, we did not sell anything during the quarter. We sold the nano-wave business, but that occurred after the quarter was over.

Tom Waechter - REMEC, Inc. - President & CEO

So we did not recognize that in our income statement or in our cash.

Winston Hickman - REMEC, Inc. - CFO

It happened in the latter part of August when we actually finalized the deal. It will show up in our third quarter, but not our second quarter.

Andrew Mathis - Mathis Capital Management - Analyst

And also, in your new line of credit, I was wondering if there’s any covenants that you might be kind of close—.

Winston Hickman - REMEC, Inc. - CFO

—Yeah. I mean, there’s a quick ratio covenant, and then there’s also a net— tangible net worth covenant. The goodwill, as you know, does not affect it.

Andrew Mathis - Mathis Capital Management - Analyst

Right, that doesn’t matter. And what is the tangible goodwill covenant?

Winston Hickman - REMEC, Inc. - CFO

We’ve got quite a bit of headroom on it.

Andrew Mathis - Mathis Capital Management - Analyst

OK, thank you very much.

Tom Waechter - REMEC, Inc. - President & CEO

Thanks.

Operator

We’ll go back to Justin Martos with Grand Partners.

Justin Martos - Grand Partners - Analyst

Yeah, I just had a follow-up. So, on the gross profit, you have a $4m charge on the— within there, or was it— is there anything else?

Winston Hickman - REMEC, Inc. - CFO

That was in the non-recurring items we talked about.

Justin Martos - Grand Partners - Analyst

And— I’m sorry, it’s just because the income— I think the press release is slow in coming out. But basically, when you adjust for the non-recurring type things, where are you coming in on a—?

Winston Hickman - REMEC, Inc. - CFO

—Well, if you did the $4m, I mean, that’s four points by itself, and it’s— what we haven’t talked about, which we haven’t quantified, is some of the other— is the accumulation of some of the other costs that we’ve got, the duplicate Finland and logistics and some other things. We will do a better job of that for you in the Q3 report.

Justin Martos - Grand Partners - Analyst

So, in the next— and basically, could that be significant? We’re talking greater than $1m on that?

Winston Hickman - REMEC, Inc. - CFO

Oh, yes. I mean, it’s— yeah, we’re talking— I don’t know that it’s four points, but it’s several points.

Justin Martos - Grand Partners - Analyst

Great. And then, in the defense business, sequentially, was it— on an absolute dollar basis, was it actually down?

Winston Hickman - REMEC, Inc. - CFO

No.

Justin Martos - Grand Partners - Analyst

So it was up?

Tom Waechter - REMEC, Inc. - President & CEO

Yes, it was up quarter-on-quarter.

Justin Martos - Grand Partners - Analyst

Because the thing— in the things you sold, you have not actually— they were not defense-related, is that correct?

Winston Hickman - REMEC, Inc. - CFO

Well, yeah. The nano-wave business was defense, but it wasn’t helping them. It helped them in the first quarter profitability. Remember, we said we had $2.7m— 1.7m worth of one-time good news in the first quarter? Both of those came from the defense business. Now, that did not recur, but the gross margins on the ongoing business was up modestly from where it was in the first quarter.

Justin Martos - Grand Partners - Analyst

The gross margins were?

Winston Hickman - REMEC, Inc. - CFO

As well as the bottom line number.

Justin Martos - Grand Partners - Analyst

OK, but on an absolute dollar sales, defense was—?

Winston Hickman - REMEC, Inc. - CFO

—Not materially different. Up a little bit.

Justin Martos - Grand Partners - Analyst

Up sequentially?

Tom Waechter - REMEC, Inc. - President & CEO

Hang on. They’re up quarter-to-quarter if you back out the nano-wave out of Q1 and Q2.

Justin Martos - Grand Partners - Analyst

Oh, so if you back out the nano-wave, which you sold after the end of the August quarter, that’s how you’re looking at to say it was up, right? Because if you have the nano-wave, then that would be—.

Winston Hickman - REMEC, Inc. - CFO

—Including the nano-wave, we were up slightly, and if— excluding nano-wave, the continuing business is up almost $1m in sales.

Justin Martos - Grand Partners - Analyst

OK, thank you.

Operator

Gentlemen, there are no further questions at this time.

Tom Waechter - REMEC, Inc. - President & CEO

OK, I would like to thank you for continued interest in REMEC, and we’ll talk to you again next quarter. Thanks.

Operator

That does conclude today’s teleconference. We’d like to thank everyone for their participation, wish everyone a good day. At this time, you may now disconnect.